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                                                                    EXHIBIT 10.1

                               2003 BONUS CRITERIA

                 CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER

                          DELPHI FINANCIAL GROUP, INC.


        Following are the criteria that shall determine the level of the cash bonus payable to Robert Rosenkranz, Chairman, President and Chief Executive Officer of Delphi Financial Group, Inc. (the "Company"), for the Company's 2003 fiscal year:

        1. The bonus attainable by Mr. Rosenkranz shall consist of two separate components, as follows: the Formula Bonus Amount ("FBA"), which shall be equal to sixty percent (60%) of Mr. Rosenkranz's base salary, as in effect at the commencement of the 2003 fiscal year, shall be subject to attainment based on the criteria set forth in paragraph 2 below; in addition, a separate component of such bonus (the "Discretionary Amount") shall be determined in the sole discretion of the Committee, as provided in paragraph 3 below.

        2. The FBA shall be earned to the extent that the Company's "Operating Return Percentage" (as defined below) achieves the following targets:

        (a) if the Operating Return Percentage for 2003 equals or exceeds thirteen percent (13%), 100% of the FBA shall be attained.

        (b) if such Operating Return Percentage is at or below ten percent (10%), none of the FBA shall be earned.

        (c) if such Operating Return Percentage exceeds 10% but is less than 13%, the portion of the FBA earned shall be interpolated between zero and 100% of the FBA in relation to the point at which the Operating Return Percentage falls in such percentage range. For example, if the Operating Return Percentage were exactly eleven and one-half percent (11.5%), the portion of the bonus attained would be equal to fifty percent (50%) of the FBA.

        For purposes of these Bonus Criteria, the following definitions shall apply, all with relation to the Company's 2003 fiscal year:

        "Operating Return Percentage" shall mean the quotient of the Company's Operating Income divided by the Company's Opening Shareholders' Equity.

        "Operating Income" shall mean the Company's income from continuing operations excluding realized investment gains and losses (net of the related income tax expense or benefit) and extraordinary items, all as determined in accordance with United States generally accepted accounting principles as in effect for such year.

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        "Opening Shareholders' Equity" shall mean the Company's shareholders'
equity, as determined in accordance with United States generally accepted accounting principles, as of the beginning of such year.

        3. The Discretionary Amount, if any, shall be determined in the sole discretion of the Stock Option and Compensation Committee based on its evaluation of the following factors and such other factors as it may deem relevant:

        (a) Financial performance of the Company for the year other than that captured by the Operating Return Percentage measurement, including but not limited to the performance of the Company's investment portfolio.

        (b) Steps taken during the year that will serve to enhance the consolidated financial performance of the Company in future periods.


        (c) Steps taken during the year to increase stockholder value and results of such steps, such as improvement in the relative valuation of the Company's stock compared to industry peers, improvement in the liquidity of and sponsorship for such stock and other relevant factors.